EXHIBIT 99.2

GENERAL FINANCE CORPORATION ANNOUNCES PRICING OF "TACK-ON" OFFERING OF 8.125% SENIOR NOTES DUE 2021

PASADENA, CA – April 18, 2017 – General Finance Corporation (NASDAQ: GFN) (the "Company") announced today that it has priced a "tack-on" public offering of $5,390,000 in aggregate principal amount of its 8.125% Senior Unsecured Notes due 2021 (the "Notes"). The Notes were priced at $24.95, representing an 8.137% yield to maturity. The offering is subject to customary closing conditions and is expected to close on or about April 24, 2017. The Notes will trade on the NASDAQ Global Market under the symbol "GFNSL".

The Company expects to use the net proceeds of this offering to pay down senior indebtedness and for general corporate purposes, which may include the acquisition of portable services businesses in North America or an investment in its North American lease fleet.

D.A. Davidson & Co. is acting as sole bookrunning manager for the offering.

The offering will be made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission. A prospectus supplement and the accompanying base prospectus related to the offering have been filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus may also be obtained from D.A. Davidson & Co., Attn: Syndicate, 8 Third Street North, Great Falls, MT 59401, phone: 1-800-332-5915, email: prospectusrequest@dadco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management's expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company's subsidiaries. The Company's Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited, the leading provider of portable storage solutions in those countries. The Company's North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc., providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC, a manufacturer of portable liquid storage tank containers and other steel-related products in North America. Royal Wolf's shares trade under the symbol "RWH" on the Australian Securities Exchange.

Cautionary Statement about Forward-Looking Information

Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see General Finance Corporation's filing with the SEC for certain other factors that may affect forward-looking information.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223